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                                  EXHIBIT 20.1

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                           KAGAN MEDIA PARTNERS, L.P.
                   STATEMENT OF COMPUTATION OF NET INVESTMENT
               INCOME PER LIMITED PARTNERSHIP UNIT IN LIQUIDATION
               FOR THE PERIOD JANUARY 1, 1996 TO DECEMBER 17, 1996
                            (DATE OPERATIONS CEASED)
                 AND THE YEARS ENDED DECEMBER 31, 1995, AND 1994


                                           December 17, December 31, December 31,
                                              1996          1995        1994
                                           ------------ ------------ -----------
Net Investment (Loss) Income               $   (79,451)  $   68,818   $1,434,067
Percentage Allocable to Limited Partners
                                                   99%           99%          99%
                                           ----------    ----------   ----------

 Net Investment (Loss) Income
   Allocable to Limited Partners           $  (78,656)   $   68,130   $1,419,726
                                           ----------    ----------   ----------

Weighted Average Number of
   Limited Partnership Units Outstanding   $1,388,473    $1,388,473   $1,388,473
                                           ----------    ----------   ----------

Net Investment (Loss) Income
   Per Limited Partnership Unit            $     (.06)   $      .05   $     1.02
                                           ----------    ----------   ----------
